EXHIBIT 12
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                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                         (amounts in millions)


                                                      Three Months Ended             Six Months Ended
                                                           June 30,                      June 30,
                                                  -------------------------     -------------------------
                                                      2001         2000             2001         2000
                                                  ------------ ------------     ----------- -------------
      Earnings
        Income  before  taxes and  extraordinary
          items.................................   $  17.7     $   38.2         $   35.9     $   67.7

        Adjustments:
          Minority   interest   in   losses   of
          consolidated subsidiaries.............      ---          ---              ---          ---
          Undistributed  (income)  loss  of less
          than 50% owned investments............      ---          ---              ---          ---
          Distributions   from   less  than  50%
          owned investments.....................      ---          ---              ---          ---
          Fixed charges.........................      25.6         27.5             48.4         55.1
                                                  ------------ ------------     -----------  ------------

        Earnings................................      43.3         65.7             84.3        122.8
                                                  ------------ ------------     -----------  ------------

      Fixed   charges,    including    preferred
          accretion
        Interest    expense,    including   debt
          discount amortization.................      23.2         25.7             44.2         51.7
        Accretion  of   redeemable   convertible
          preferred stock......................       ---          ---              ---          ---
        Amortization/write-off  of debt issuance
          costs.................................       1.1          0.9              1.7          1.8
        Portion      of      rental      expense
          representative   of  interest   factor
          (assumed to be 33%)...................       1.3          0.9              2.5          1.6
                                                  ------------ ------------     -----------  ------------


        Fixed charges...........................   $  25.6     $   27.5         $   48.4     $   55.1
                                                  ------------ ------------     -----------  ------------

      Ratio of earnings to fixed charges........       1.7x         2.4x             1.7x         2.2x
                                                  ============ ============     ===========  ============

      Amount   of   earnings    deficiency   for
        coverage of fixed charges...............   $  ---      $   ---          $   ---      $   ---
                                                  ============ ============     ===========  ============
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